EXHIBIT 99.1

NEWS RELEASE

Contact: Kathy Liebmann        (734) 241-2438                 kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS RECORD SALES AND OPERATING INCOME FOR THE FISCAL 2022 FOURTH QUARTER AND FULL YEAR

MONROE, Mich., June 21, 2022--La-Z-Boy Incorporated (NYSE: LZB), a global leader in residential furniture, today reported record sales and operating income for the fiscal 2022 fourth quarter and full year ended April 30, 2022.

Fiscal 2022 full year versus Fiscal 2021 full year:

•Consolidated sales increased 36% to a record $2.4 billion
–+33% adjusting for the 53rd week in fiscal 2022
•Retail segment sales increased 31% to $804 million
–Record sales, operating profit, and operating margin
•Joybird sales increased 62% to a record $176 million
–Written sales for Joybird increased 27%
•Consolidated operating margin:
–GAAP: 8.8% versus 7.9%
–Non-GAAP(1): 8.1% versus 9.0%
•Net income attributable to La-Z-Boy Incorporated per diluted share (“EPS”):
–GAAP: $3.39 versus $2.30
–Non-GAAP(1): $3.11 versus $2.62
•$118 million returned to shareholders through share repurchases and dividends

Fiscal 2022 fourth quarter versus Fiscal 2021 fourth quarter:

•Consolidated sales increased 32% to a record $685 million
–+22% adjusting for the 53rd week in fiscal 2022
•Retail segment sales increased 20% to $233 million
–Record sales, operating profit, and operating margin
•Joybird sales increased 40% to a record $53 million
•Consolidated operating margin:
–GAAP: 11.5% versus 9.6%
–Non-GAAP(1): 9.4% versus 10.0%
•Net income attributable to La-Z-Boy Incorporated per diluted share (“EPS”):
–GAAP: $1.33 versus $0.81
–Non-GAAP(1): $1.07 versus $0.87
•$22 million returned to shareholders through share repurchases and dividends

Melinda D. Whittington, President and Chief Executive Officer of La-Z-Boy, said, "In what was a dynamic and volatile year marked by strong consumer demand for home furnishings, significant global supply chain challenges, and now macroeconomic and geopolitical uncertainty, La-Z-Boy Incorporated delivered record sales and operating income driven by powerful consumer brands, vast distribution, and the hard work of our passionate team. Our company-owned Retail segment posted record sales for the year, in addition to record operating profit which more than doubled, while sales for direct-to-consumer Joybird increased 62% to a record $176 million. Our Wholesale segment delivered record sales, with strong sequential improvement on production execution and margins. We had a great finish to the year, including sequential quarterly improvement in operating margin."

Whittington added, "In the near term, we remain focused on increasing our agility to work down our backlog and improve service to customers and consumers with shorter lead times. Longer-term goals are centered on sustained profitable growth through our Century Vision strategic investments, even as we weather continued expected macroeconomic volatility. We expect our strong balance sheet and significant backlog will allow us to move through the current uncertain period and make important investments in our future as we deliver returns to all stakeholders."

Consolidated sales in the fourth quarter of fiscal 2022 increased 32% to $685 million versus the fiscal 2021 fourth quarter, reflecting higher production, pricing and surcharge actions, and the extra week in the fiscal 2022 quarter which increased sales by approximately $49 million based on the average weekly sales for the quarter.

Consolidated GAAP operating margin was 11.5% versus 9.6% in the prior-year fourth quarter. Consolidated non-GAAP(1) operating margin was 9.4% versus 10.0% in the prior-year fourth quarter. Operating margin for the current-year period was impacted by raw material inflation and plant inefficiencies related to increasing manufacturing capacity, partially offset by pricing and surcharge actions, and fixed-cost leverage on higher volume.

GAAP diluted EPS increased to $1.33 for the fiscal 2022 fourth quarter versus $0.81 in the prior-year quarter. Non-GAAP(1) diluted EPS increased 23% to $1.07 versus $0.87 in the prior-year fourth quarter.

Wholesale Segment:
•Sales:
–Increased 34% (+24% adjusting for the 53rd week) to a record $513 million in the fiscal 2022 fourth quarter compared with the fiscal 2021 fourth quarter driven by realized pricing and surcharge actions as well as increased volume
•Operating Margin:
–Non-GAAP(1) operating margin in the fiscal 2022 fourth quarter was 8.8% versus 10.2% for the prior-year period, primarily reflecting higher raw material and freight costs, differences in channel mix, and plant inefficiencies related to increasing manufacturing capacity; these factors were partially offset by pricing and surcharge actions
–Sequentially from the fiscal 2022 third quarter, operating margin improved 230 basis points in the fourth quarter of fiscal 2022

Retail segment:
•Delivered sales:
–Increased 20% (+12% adjusting for the 53rd week) to a record $233 million in the fourth quarter of fiscal 2022 compared with the prior-year fourth quarter
–Delivered same-store sales increased 16% in the fiscal 2022 fourth quarter versus the year-ago period
•Written same-store sales for the company-owned La-Z-Boy Furniture Galleries® stores decreased 9% in the fiscal 2022 fourth quarter, reflecting near-term consumer impacts of inflation and geopolitical concerns

•Operating Performance:
–Non-GAAP(1) operating margin increased to a record 13.0%, or $30 million in operating profit, in the fiscal 2022 fourth quarter versus 12.2%, or $24 million in operating profit, in the fiscal 2021 fourth quarter, primarily driven by fixed-cost leverage on higher delivered sales volume

Corporate & Other:
•Joybird delivered sales increased 40% (+30% adjusting for the 53rd week) to a record $53 million in the fiscal 2022 fourth quarter compared with the same quarter last year
•Joybird written sales increased 3% in the fiscal 2022 fourth quarter compared with the prior-year quarter
•Joybird profit for the quarter increased versus the prior-year period, reflecting an improved gross margin and continued increased marketing investments as the company builds brand awareness while continuing to increase web conversion, retail store traffic, average order value and average sales price

Balance Sheet and Cash Flow

For fiscal 2022, the company generated $79 million in cash from operating activities, after investing $72 million in higher inventory levels to protect against supply chain disruptions and to support increased production and delivered sales.

The company continued to make disciplined investments in the business, including $77 million in capital expenditures for the year, primarily related to store remodels, new upholstery manufacturing capacity in Mexico, plant upgrades, and technology upgrades.

The company returned $118 million to shareholders in fiscal 2022, including $28 million in dividends with $7 million paid in the fourth quarter, as well as $91 million in share repurchases, or approximately 2.5 million shares of stock, leaving approximately 7.5 million shares available for repurchase under its authorized share repurchase program as of April 30, 2022.

La-Z-Boy ended fiscal 2022 with $249 million in cash(2) compared with $395 million in cash(2) at the end of fiscal 2021. The company holds $27 million in investments to enhance returns on cash versus $32 million at the end of fiscal 2021.

Outlook

Bob Lucian, Chief Financial Officer of La-Z-Boy Incorporated, said, "We are pleased with our strong fourth quarter execution, as we leverage our manufacturing investments to service our large backlog. We expect current macroeconomic and geopolitical uncertainty and its effect on consumer sentiment will likely cause demand trends to remain volatile for the foreseeable future. We are beginning to increase investments in marketing to drive demand for our strong brands to leverage their power in the marketplace, controlling the controllables, and improving our agility to navigate global supply chain disruptions. Taking all known factors into consideration, we expect delivered sales for the fiscal 2023 first quarter to be up 7% to 10% versus the first quarter of fiscal 2022, in a range of $560 million to $575 million, and consolidated non-GAAP operating margin to be in a range of 6.5% to 7.5%."

_____
(1)Non-GAAP amounts for the fourth quarter of fiscal 2022 exclude:
•a purchase accounting net benefit related to acquisitions completed in prior periods totaling $3.4 million pre-tax, or $0.08 per diluted share, with $3.5 million included in operating income and $0.1 million included in interest expense
•a benefit of $10.7 million pre-tax, or $0.18 per diluted share, related to sale-leaseback transactions of three retail locations

Non-GAAP amounts for the fourth quarter of fiscal 2021 exclude:
•purchase accounting charges related to acquisitions completed in prior periods totaling $2.0 million pre-tax, plus related tax adjustments, or $0.06 per diluted share, primarily due to a write-up of the Joybird contingent consideration liability based on forecasted future performance, with $1.9 million included in operating income and $0.1 million included in interest expense

Non-GAAP amounts for the full fiscal 2022 year exclude:
•a purchase accounting net benefit related to acquisitions completed in prior periods totaling $1.7 million pre-tax, or $0.04 per diluted share, with $2.3 million included in operating income and $0.5 million included in interest expense
•a $3.3 million pre-tax, or $0.06 per diluted share, gain on the sale of the Newton, Mississippi facility related to the company's business realignment, announced in June 2020. The company continues to operate a portion of this facility
•a benefit of $10.7 million pre-tax, or $0.18 per diluted share, related to sale-leaseback transactions of three retail locations

Non-GAAP amounts for the full fiscal 2021 year exclude:
•purchase accounting charges related to acquisitions completed in prior periods totaling $16.7 million pre-tax, or $0.33 per diluted share, primarily due to a write-up of the Joybird contingent consideration liability based on forecasted future performance, with $16.0 million included in operating income and $0.7 million included in interest expense
•a charge of $3.9 million pre-tax, or $0.07 per diluted share, related to the company's business realignment initiative announced in June 2020
•income of $5.2 million pre-tax, or $0.08 per diluted share, related to the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act") recorded in other income related to the impact of employee retention credits

Please refer to the accompanying “Reconciliation of GAAP to Non-GAAP Financial Measures” for detailed information on calculating the Non-GAAP measures used in this press release and a reconciliation to the most directly comparable GAAP measure.

(2)Cash includes cash, cash equivalents and restricted cash

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, June 22, 2022, at 8:30 a.m. Eastern time. The toll-free dial-in number is 888.506.0062; international callers may use 973.528.0011. Enter Participant Access Code 546693.

The call will be webcast live, with corresponding slides, and archived on the Internet. It will be available at https://lazboy.gcs-web.com/. A telephone replay will be available for a week following the call. This replay will be accessible to callers from the U.S. and Canada at 877.481.4010 and to international callers at 919.882.2331. Enter Replay Passcode: 45734. The webcast replay will be available for one year.

Cautionary Note Regarding Forward-Looking Statements

This news release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Generally, forward-looking statements include information concerning expectations, projections or trends relating to our results of operations, financial results, financial condition, strategic initiatives and plans, expenses, dividends, share repurchases, liquidity, use of cash and cash requirements, borrowing capacity, investments, future economic performance, business and industry and the effect of the novel coronavirus (“COVID-19”) pandemic on our business operations and financial results.

The forward-looking statements in this press release are based on certain assumptions and currently available information and are subject to various risks and uncertainties, many of which are unforeseeable and beyond our control, such as the continuing and developing impact of, and uncertainty caused by, the COVID-19 pandemic. Additional risks and uncertainties that we do not presently know about or that we currently consider to be immaterial may also affect our business operations and financial results. Our actual future results and trends may differ materially depending on a variety of factors, including, but not limited to, the risks and uncertainties discussed in our fiscal 2022 Annual Report on Form 10-K and other factors identified in our reports filed with the Securities and Exchange Commission (the "SEC"), available on the SEC's website at www.sec.gov. Given these risks and uncertainties, you should not rely on forward-looking statements as a prediction of actual results. We are including this cautionary note to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the SEC, which is available at: https://lazboy.gcs-web.com/financial-information/sec-filings. Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at: https://lazboy.gcs-web.com/.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The Wholesale segment includes England, La-Z-Boy, American Drew®, Hammary®, Kincaid® and the company's international wholesale and manufacturing businesses. The company-owned Retail segment includes 161 of the 348 La-Z-Boy Furniture Galleries® stores. Joybird is an e-commerce retailer and manufacturer of upholstered furniture.
The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 348 stand-alone La-Z-Boy Furniture Galleries® stores and 531 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.

Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the United States ("GAAP"), this press release also includes Non-GAAP financial measures. Management uses these Non-GAAP financial measures when assessing our ongoing performance. This press release contains references to Non-GAAP operating income, Non-GAAP operating margin, and Non-GAAP net income attributable to La-Z-Boy Incorporated per diluted share (and components thereof, including Non-GAAP income before income taxes, Non-GAAP net income attributable to La-Z-Boy Incorporated), which may exclude, as applicable, business realignment charges, purchase accounting charges, benefits from the CARES Act, charges for our supply chain optimization initiative and sale-leaseback gains. The business realignment charges include severance costs, asset impairment costs, and costs to relocate equipment and inventory related to organizational changes we undertook as a result of our response to COVID, including a reduction in the company's work force, temporary closure of certain manufacturing facilities and subsequent gains resulting from the sale of related assets. The purchase accounting charges may include the amortization of intangible assets, incremental expense upon the sale of inventory acquired at fair value, amortization of employee retention agreements, fair value adjustments of future cash payments recorded as interest expense, and adjustments to the fair value of contingent consideration. The benefits from the CARES Act include the impact of employee retention credits. The charges for our supply chain optimization initiative may include severance costs, accelerated depreciation expense, costs to relocate equipment and inventory, as well as other costs related to the closure, relocation and sale of certain manufacturing operations. Sale-leaseback gains are the result of the sale of the buildings and related fixed assets of three Retail stores.

In addition, this press release references the Non-GAAP financial measure of “Non-GAAP earnings per share” for a future period. Non-GAAP earnings per share may exclude items such as pre-tax purchase accounting charges. These and other not presently determinable items could have a material impact on the determination of earnings per share on a GAAP basis and due to the probable variability and limited visibility of excluded items, therefore, we have not provided a reconciliation of Non-GAAP earnings per share for future periods in this press release. These Non-GAAP financial measures are not meant to be considered superior to or a substitute for La-Z-Boy Incorporated’s results of operations prepared in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Reconciliations of such Non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables.

Management believes that presenting certain Non-GAAP financial measures will help investors understand the long-term profitability trends of our business and compare our profitability to prior and future periods and to our peers. Management excludes purchase accounting charges because the amount and timing of such charges are significantly impacted by the timing, size, number and nature of the acquisitions consummated and the success with which we operate the businesses acquired. While the company has a history of acquisition activity, it does not acquire businesses on a predictable cycle, and the impact of purchase accounting charges is unique to each acquisition and can vary significantly from acquisition to acquisition. Similarly, business realignment charges and the charges related to the company's supply chain optimization initiative are dependent on the timing, size, number and nature of the operations being moved or closed, and the charges may not be incurred on a predictable cycle. Management also excludes benefits from the CARES Act and sale-leasebacks when assessing the company's operating and financial performance due to the one-time or infrequent nature of these transactions. Management believes that exclusion of these items facilitates more consistent comparisons of the company’s operating results over time. Where applicable, the accompanying “Reconciliation of GAAP to Non-GAAP Financial Measures” tables present the excluded items net of tax calculated using the effective tax rate from operations for the period in which the adjustment is presented, except for the non-tax deductible goodwill impairment charge and the adjustment to the fair value of contingent consideration which reflects the associated GAAP tax impact in the period presented.

# # #

LA-Z-BOY INCORPORATED
CONSOLIDATED STATEMENT OF INCOME

	Quarter Ended		Year Ended
(Unaudited, amounts in thousands, except per share data)	4/30/2022	4/24/2021	4/30/2022	4/24/2021
Sales	$684,566	$519,470	$2,356,811	$1,734,244
Cost of sales	413,339	297,380	1,440,842	993,984
Gross profit	271,227	222,090	915,969	740,260
Selling, general and administrative expense	192,442	172,032	709,213	603,524
Operating income	78,785	50,058	206,756	136,736
Interest expense	(182)	(287)	(895)	(1,390)
Interest income	309	199	1,338	1,101
Other income (expense), net	(1,186)	1,471	(1,708)	9,466
Income before income taxes	77,726	51,441	205,491	145,913
Income tax expense	20,104	13,484	53,163	38,384
Net income	57,622	37,957	152,328	107,529
Net income attributable to noncontrolling interests	(154)	(461)	(2,311)	(1,068)
Net income attributable to La-Z-Boy Incorporated	$57,468	$37,496	$150,017	$106,461

Basic weighted average common shares	43,137	45,739	44,023	45,983
Basic net income attributable to La-Z-Boy Incorporated per share	$1.33	$0.82	$3.41	$2.31

Diluted weighted average common shares	43,256	46,316	44,294	46,367
Diluted net income attributable to La-Z-Boy Incorporated per share	$1.33	$0.81	$3.39	$2.30

LA-Z-BOY INCORPORATED
CONSOLIDATED BALANCE SHEET

(Unaudited, amounts in thousands, except par value)	4/30/2022	4/24/2021
Current assets
Cash and equivalents	$245,589	$391,213
Restricted cash	3,267	3,490
Receivables, net of allowance of $3,406 at 4/30/2022 and $4,011 at 4/24/2021	183,747	139,341
Inventories, net	303,191	226,137
Other current assets	215,982	165,979
Total current assets	951,776	926,160
Property, plant and equipment, net	253,144	219,194
Goodwill	194,604	175,814
Other intangible assets, net	33,971	30,431
Deferred income taxes – long-term	10,632	11,915
Right of use lease assets	405,755	343,800
Other long-term assets, net	82,207	79,008
Total assets	$1,932,089	$1,786,322

Current liabilities
Accounts payable	$104,025	$94,152
Lease liabilities, short-term	75,271	67,614
Accrued expenses and other current liabilities	496,393	449,904
Total current liabilities	675,689	611,670
Lease liabilities, long-term	354,843	295,023
Other long-term liabilities	81,935	97,483
Shareholders' equity
Preferred shares – 5,000 authorized; none issued	—	—
Common shares, $1 par value – 150,000 authorized; 43,089 outstanding at 4/30/2022 and 45,361 outstanding at 4/24/2021	43,089	45,361
Capital in excess of par value	342,252	330,648
Retained earnings	431,181	399,010
Accumulated other comprehensive loss	(5,797)	(1,521)
Total La-Z-Boy Incorporated shareholders' equity	810,725	773,498
Noncontrolling interests	8,897	8,648
Total equity	819,622	782,146
Total liabilities and equity	$1,932,089	$1,786,322

LA-Z-BOY INCORPORATED
CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended
(Unaudited, amounts in thousands)	4/30/2022	4/24/2021
Cash flows from operating activities
Net income	$152,328	$107,529
Adjustments to reconcile net income to cash provided by operating activities
(Gain)/loss on disposal of assets	(13,657)	(37)
Gain on sale of investments	(478)	(954)
Provision for doubtful accounts	(617)	(3,169)
Depreciation and amortization	39,771	33,021
Amortization of right-of-use lease assets	72,942	65,571
Equity-based compensation expense	11,858	12,671
Change in deferred taxes	1,022	8,790
Change in receivables	(41,829)	(38,288)
Change in inventories	(72,022)	(40,727)
Change in other assets	(16,232)	2,926
Change in payables	6,326	37,068
Change in lease liabilities	(73,805)	(65,881)
Change in other liabilities	13,397	191,397
Net cash provided by operating activities	79,004	309,917

Cash flows from investing activities
Proceeds from disposals of assets	22,588	2,770
Capital expenditures	(76,580)	(37,960)
Purchases of investments	(34,152)	(39,584)
Proceeds from sales of investments	36,096	36,071
Acquisitions	(26,323)	(2,000)
Net cash used for investing activities	(78,371)	(40,703)

Cash flows from financing activities
Payments on debt and finance lease liabilities	(121)	(75,050)
Holdback payments for acquisition purchases	(23,000)	(5,783)
Stock issued for stock and employee benefit plans, net of shares withheld for taxes	(1,818)	9,030
Repurchases of common stock	(90,645)	(44,202)
Dividends paid to shareholders	(27,717)	(16,542)
Dividends paid to minority interest joint venture partners (1)	(1,260)	(8,507)
Net cash used for financing activities	(144,561)	(141,054)

Effect of exchange rate changes on cash and equivalents	(1,919)	3,015
Change in cash, cash equivalents and restricted cash	(145,847)	131,175
Cash, cash equivalents and restricted cash at beginning of period	394,703	263,528
Cash, cash equivalents and restricted cash at end of period	$248,856	$394,703

Supplemental disclosure of non-cash investing activities
Capital expenditures included in accounts payable	$9,234	$4,638
(1)Includes dividends paid to joint venture minority partners resulting from the repatriation of dividends from our foreign earnings that we no longer consider permanently reinvested.

LA-Z-BOY INCORPORATED
SEGMENT INFORMATION

	Quarter Ended		Year Ended
(Unaudited, amounts in thousands)	4/30/2022	4/24/2021	4/30/2022	4/24/2021
Sales
Wholesale segment:
Sales to external customers	$397,629	$286,119	$1,371,602	$1,006,377
Intersegment sales	115,337	97,882	397,236	294,921
Wholesale segment sales	512,966	384,001	1,768,838	1,301,298

Retail segment sales	233,075	193,535	804,394	612,906

Corporate and Other:
Sales to external customers	53,862	39,816	180,815	114,961
Intersegment sales	3,471	3,405	15,144	12,409
Corporate and Other sales	57,333	43,221	195,959	127,370

Eliminations	(118,808)	(101,287)	(412,380)	(307,330)
Consolidated sales	$684,566	$519,470	$2,356,811	$1,734,244

Operating Income (Loss)
Wholesale segment	$44,915	$39,003	$134,013	$134,312
Retail segment	41,044	23,551	109,546	46,724
Corporate and Other	(7,174)	(12,496)	(36,803)	(44,300)
Consolidated operating income	$78,785	$50,058	$206,756	$136,736

LA-Z-BOY INCORPORATED
UNAUDITED QUARTERLY FINANCIAL DATA

Fiscal 2022

Fiscal Quarter Ended	(13 weeks)	(13 weeks)	(13 weeks)	(14 weeks)
(Amounts in thousands, except per share data)	7/24/2021	10/23/2021	1/22/2022	4/30/2022
Sales	$524,783	$575,889	$571,573	$684,566
Cost of sales	322,701	352,594	352,208	413,339
Gross profit	202,082	223,295	219,365	271,227
Selling, general and administrative expense	167,711	169,182	179,878	192,442
Operating income	34,371	54,113	39,487	78,785
Interest expense	(311)	(242)	(160)	(182)
Interest income	117	106	806	309
Other income (expense), net	(93)	1,031	(1,460)	(1,186)
Income before income taxes	34,084	55,008	38,673	77,726
Income tax expense	8,818	14,650	9,591	20,104
Net income	25,266	40,358	29,082	57,622
Net income attributable to noncontrolling interests	(700)	(842)	(615)	(154)
Net income attributable to La-Z-Boy Incorporated	$24,566	$39,516	$28,467	$57,468
Diluted weighted average common shares	45,404	44,423	43,968	43,256
Diluted net income attributable to La-Z-Boy Incorporated per share	$0.54	$0.89	$0.65	$1.33
Fiscal 2021

Fiscal Quarter Ended	(13 weeks)	(13 weeks)	(13 weeks)	(13 weeks)
(Amounts in thousands, except per share data)	7/25/2020	10/24/2020	1/23/2021	4/24/2021
Sales	$285,458	$459,120	$470,196	$519,470
Cost of sales	169,095	258,565	268,944	297,380
Gross profit	116,363	200,555	201,252	222,090
Selling, general and administrative expense	112,038	152,616	166,838	172,032
Operating income	4,325	47,939	34,414	50,058
Interest expense	(459)	(346)	(298)	(287)
Interest income	494	123	285	199
Other income (expense), net	1,474	(11)	6,532	1,471
Income before income taxes	5,834	47,705	40,933	51,441
Income tax expense	1,155	12,401	11,344	13,484
Net income	4,679	35,304	29,589	37,957
Net (income) loss attributable to noncontrolling interests	119	(369)	(357)	(461)
Net income attributable to La-Z-Boy Incorporated	$4,798	$34,935	$29,232	$37,496
Diluted weighted average common shares	45,965	46,323	46,818	46,316
Diluted net income attributable to La-Z-Boy Incorporated per share	$0.10	$0.75	$0.62	$0.81

LA-Z-BOY INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Quarter Ended		Year Ended
(Amounts in thousands, except per share data)	4/30/2022	4/24/2021	4/30/2022	4/24/2021
GAAP gross profit	$271,227	$222,090	$915,969	$740,260
Add back: Purchase accounting charges - incremental expense upon the sale of inventory acquired at fair value	—	—	—	429
Add back: Business realignment charges	—	—	—	1,303
Less: Supply chain optimization initiative gain	—	—	—	(50)
Non-GAAP gross profit	$271,227	$222,090	$915,969	$741,942

GAAP SG&A	$192,442	$172,032	$709,213	$603,524
Less: Purchase accounting (charges)/gain - adjustment to fair value of contingent consideration and amortization of intangible assets and retention agreements	3,528	(1,859)	2,251	(15,595)
Add back: Business realignment gain/(charges)	—	—	3,277	(2,580)
Add back: Sale leaseback gain	10,655	—	10,655	—
Non-GAAP SG&A	$206,625	$170,173	$725,396	$585,349

GAAP operating income	$78,785	$50,058	$206,756	$136,736
Add back: Purchase accounting charges/(gain)	(3,528)	1,859	(2,251)	16,024
Less: Business realignment (gain)/charges	—	—	(3,277)	3,883
Less: Sale leaseback gain	(10,655)	—	(10,655)	—
Less: Supply chain optimization initiative gain	—	—	—	(50)
Non-GAAP operating income	$64,602	$51,917	$190,573	$156,593

GAAP income before income taxes	$77,726	$51,441	$205,491	$145,913
Add back: Purchase accounting charges/(gain) recorded as part of gross profit, SG&A, and interest expense	(3,437)	2,038	(1,737)	16,694
Less: Business realignment (gain)/charges	—	—	(3,277)	3,883
Less: Sale leaseback gain	(10,655)	—	(10,655)	—
Less: Supply chain optimization initiative gain	—	—	—	(50)
Less: CARES Act benefit	—	—	—	(5,219)
Non-GAAP income before income taxes	$63,634	$53,479	$189,822	$161,221

GAAP net income attributable to La-Z-Boy Incorporated	$57,468	$37,496	$150,017	$106,461
Add back: Purchase accounting charges/(gain) recorded as part of gross profit, SG&A, and interest expense	(3,437)	2,038	(1,737)	16,694
Less: Tax effect of purchase accounting	935	837	588	(642)
Less: Business realignment (gain)/charges	—	—	(3,277)	3,883
Add back: Tax effect of business realignment gain/(charges)	—	—	862	(938)
Less: Sale leaseback gain	(10,655)	—	(10,655)	—
Add back: Tax effect of sale leaseback gain	2,898	—	2,802	—
Less: Supply chain optimization initiative gain	—	—	—	(50)
Add back: Tax effect of supply chain optimization initiative gain	—	—	—	13
Less: CARES Act benefit	—	—	—	(5,219)
Add back: Tax effect of CARES Act benefit	—	—	—	1,261
Non-GAAP net income attributable to La-Z-Boy Incorporated	$47,209	$40,371	$138,600	$121,463

GAAP net income attributable to La-Z-Boy Incorporated per diluted share	$1.33	$0.81	$3.39	$2.30
Add back: Purchase accounting charges/(gain), net of tax, per share	(0.08)	0.06	(0.04)	0.33
Less: Business realignment (gain)/charges, net of tax, per share	—	—	(0.06)	0.07
Less: Sale leaseback gain, net of tax, per share	(0.18)	—	(0.18)	—
Less: CARES Act benefit, net of tax, per share	—	—	—	(0.08)
Non-GAAP net income attributable to La-Z-Boy Incorporated per diluted share	$1.07	$0.87	$3.11	$2.62

LA-Z-BOY INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
SEGMENT INFORMATION

	Quarter Ended				Year Ended
(Amounts in thousands)	4/30/2022	% of sales	4/24/2021	% of sales	4/30/2022	% of sales	4/24/2021	% of sales
GAAP operating income (loss)
Wholesale segment	$44,915	8.8%	$39,003	10.2%	$134,013	7.6%	$134,312	10.3%
Retail segment	41,044	17.6%	23,551	12.2%	109,546	13.6%	46,724	7.6%
Corporate and Other	(7,174)	N/M	(12,496)	N/M	(36,803)	N/M	(44,300)	N/M
Consolidated GAAP operating income	$78,785	11.5%	$50,058	9.6%	$206,756	8.8%	$136,736	7.9%

Non-GAAP items affecting operating income
Wholesale segment	$57		$60		$(3,041)		$3,346
Retail segment	(10,655)		—		(10,655)		612
Corporate and Other	(3,585)		1,799		(2,487)		15,899
Consolidated Non-GAAP items affecting operating income	$(14,183)		$1,859		$(16,183)		$19,857

Non-GAAP operating income (loss)
Wholesale segment	$44,972	8.8%	$39,063	10.2%	$130,972	7.4%	$137,658	10.6%
Retail segment	30,389	13.0%	23,551	12.2%	98,891	12.3%	47,336	7.7%
Corporate and Other	(10,759)	N/M	(10,697)	N/M	(39,290)	N/M	(28,401)	N/M
Consolidated Non-GAAP operating income	$64,602	9.4%	$51,917	10.0%	$190,573	8.1%	$156,593	9.0%

N/M - Not Meaningful